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Contact:
Donna Crump-Butler, (305) 231-6707
dbutler@BankUnited.com
Savannah Whaley, (954) 776-1999, x225
swhaley@piersongrant.com

John N. DiGiacomo Joins BankUnited, Inc. Board of Directors

MIAMI LAKES, Fla. (August 28, 2018) – BankUnited, Inc. (NYSE: BKU) announced the appointment of John N. DiGiacomo to its board of directors effective August 22, 2018. DiGiacomo will be serving on the board of directors for both BankUnited, Inc. and BankUnited, NA.

 "We are very excited to have someone of John's caliber join the board," said BankUnited President and CEO Rajinder P. Singh. "Our company will benefit from his depth of knowledge and we welcome him to his new role."
DiGiacomo has over 25 years of experience in the financial services industry. Most notably, he served as executive vice president and chief financial officer of North Fork Bank for more than a dozen years until the company's merger with Capital One Financial Corporation. Prior to this, DiGiacomo held a variety of leadership positions within North Fork Bank, built extensive SEC, regulatory and acquisition experience and was an integral part of the growth of the company prior to its sale. DiGiacomo began his career at KPMG.

DiGiacomo graduated magna cum laude with a bachelor's degree in accounting from St. John's University in Queens, New York. He currently resides with his wife in Lake Placid, New York.

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About BankUnited, N.A.
BankUnited, N.A. is a national bank and wholly-owned subsidiary of BankUnited, Inc. (NYSE: BKU) and is headquartered in Miami Lakes, Florida. As of June 30, 2018, BankUnited N.A. has $31.3 billion in total assets, 87 branches in 15 Florida counties and five banking centers in the New York metropolitan area. One of the largest independent depository institutions headquartered in Florida by assets, BankUnited provides a wide range of commercial and consumer banking services. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.official and on Twitter @BankUnited.